November 15, 2016

Tofutti Press Release

Company Contact	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES THIRD QUARTER
AND NINE MONTH RESULTS

Cranford, New Jersey — November 15, 2016 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) today announced its results for the thirteen and thirty-nine week periods ended October 1, 2016.

Net sales for the thirteen weeks ended October 1, 2016 were $3,606,000, a decrease of $65,000, or 2%, compared to net sales of $3,671,000 for the fourteen weeks ended October 3, 2015. The Company’s fiscal year is either a fifty-two or fifty-three week period ending on the Saturday closest to December 31st. The 2015 fiscal year was a fifty-three week year, and the Company elected to incorporate the additional week into the third quarter and nine month results, resulting in fourteen and forty week periods in 2015.

The Company’s gross profit and gross profit percentage for the thirteen week period ended October 1, 2016 were approximately $1,108,000 and 31%, respectively, compared to $875,000 and 24%, respectively, for the period ended October 3, 2015. The increase in the gross profit and gross profit percentage in the 2016 period was due primarily to the reduction in sales allowance expense. The Company had net income of $32,000, or $0.01 per share (basic and diluted), for the thirteen weeks ended October 1, 2016, compared to a net loss of $126,000, or ($0.02) per share (basic and diluted), for the fourteen weeks ended October 3, 2015.

Net sales for the thirty-nine week period ended October 1, 2016 were $10,902,000, an increase of $464,000, or 2%, compared to net sales of $10,438,000 for the forty week period ended October 3, 2015. The Company’s gross profit and gross profit percentage for the thirty-nine week period ended October 1, 2016 were $3,531,000 and 32%, respectively, compared to $2,697,000 and 26%, respectively, for the period ended October 3, 2015. The increase in the Company’s gross profit and gross profit percentage was due primarily to the increase in sales and the decrease in the Company’s promotional allowance programs in the thirty-nine weeks ended October 1, 2016. The Company’s net income for the thirty-nine weeks ended October 1, 2016 was $356,000, or $0.07 per share (basic and diluted), compared to a net loss of $526,000, or ($0.10) per share (basic and diluted), for the forty weeks ended October 3, 2015.

As of October 1, 2016, the Company had approximately $197,000 in cash and cash equivalents and its working capital was approximately $2.9 million, compared with approximately $55,000 in cash and cash equivalents and working capital of $2.0 million at January 2, 2016.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “We were successful in continuing to achieve improved operating margins in the third quarter of 2016, as our gross profit and gross profit percentage increased to $1,108,000 and 31%, respectively, compared to $875,000 and 24%, respectively, for the period ended October 3, 2015. During the shorter 2016 fiscal period sales of soy-cheese products increased to $2,423,000 from $2,289,000 in the 2015 period and sales of our frozen dessert product line decreased to $1,131,000 from $1,238,000 in 2015, which reflects an immaterial decline when computed on a weekly sales basis. We are continuing to work diligently to achieve positive operating results for the remainder of 2016,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars. Tofutti also has a growing array of prepared foods including Pizza Pizzaz® and Mintz’s Blintzes®, all made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended October 1, 2016	Fourteen weeks ended October 3, 2015	Thirty-nine weeks ended October 1, 2016	Forty weeks ended October 3, 2015

Net sales	$3,606	$3,671	$10,902	$10,438
Cost of sales	2,498	2,796	7,371	7,741
Gross profit	1,108	875	3,531	2,697
Operating expenses	1,070	1,001	3,150	3,215
Income (loss) before interest expense	38	(126)	381	(518)
Interest expense	6	—	19	—
Income (loss) before income tax	32	(126)	362	(518)
Income tax expense	—	—	6	8
Net income (loss)	$32	$(126)	$356	$(526)
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Net loss per common share:
Basic and diluted	$0.01	$(0.02)	$0.07	$(0.10)

TOFUTTI BRANDS INC.

Condensed Balance Sheets
(in thousands, except share figures)

	October 1, 2016	January 2, 2016*
Assets
Current assets:
Cash and cash equivalents	$197	$55
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $361 and $316 respectively	2,503	1,783
Inventories	1,616	1,473
Prepaid expenses	51	74
Deferred costs	99	101
Total current assets	4,466	3,486

Fixed assets (net of accumulated depreciation of $12 and $8, respectively)	17	21

Other assets	16	16
	$4,499	$3,523

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$6	$5
Accounts payable	1,118	1,117
Accrued expenses	352	248
Deferred revenue	107	113
Total current liabilities	1,583	1,483

Convertible note payable-related party	500	—
Note payable-long term	11	16
Total liabilities	2,094	1,499

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at October 1, 2016 and January 2, 2016	52	52
Additional paid-in capital	138	113
Retained earnings	2,215	1,859
Total stockholders’ equity	2,405	2,024
Total liabilities and stockholders’ equity	$4,499	$3,523

*       Derived from audited financial information.